   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION PROVIDES UPDATE ON
RESULTS OF 2012 OPERATIONS

Company raises fourth quarter production guidance

HOUSTON, December 19, 2012 - Gastar Exploration Ltd. (NYSE MKT: GST) (“Gastar”) today provided an update on results of its 2012 operating activities.
Marcellus Shale
Gastar currently has 34 gross (15.5 net) operated horizontal Marcellus Shale wells on production in Marshall County, West Virginia and is on track to achieve its guidance target of 38 gross (17.5 net) operated horizontal Marcellus wells on production by year-end. Gastar also has 19 operated horizontal Marcellus wells in various stages of drilling or awaiting completion, of which four gross (2.0 net) wells are expected to be on production by year end.
Total net production from the operated horizontal Marcellus Shale play for the first 16 days of December has averaged approximately 29.4 million cubic feet equivalent (MMcfe) per day. The liquids yields for these wells during this period averaged approximately 33 barrels of condensate and 48 barrels of NGLs per million cubic feet (MMcf) of natural gas produced, or a liquids percentage to net production of approximately 33%. This compares to average September 2012 operated horizontal Marcellus net production of 22.7 MMcfe per day with liquids yields of approximately 42 barrels of condensate and 46 barrels of NGLs per MMcf of net natural gas produced, or a liquids percentage of 35%.
“We are continuing to refine our drilling and completion techniques in an effort to achieve maximum efficiency, well economics and estimated ultimate recoveries (EURs),” said J. Russell Porter, Gastar President and Chief Executive Officer. “As previously announced, we are using a different horizontal lateral orientation for the five well Addison pad, and tighter spacing for the first four wells on the nine well Goudy pad. Once these wells are brought on-line, we intend to pause our drilling activity in this area to evaluate the results. If the down spacing is successful, we will develop the remainder of the field on the tighter spacing, which will give us approximately 29 additional wells to be drilled in Marshall and Wetzel counties, bringing the total number of potential gross wells remaining to be drilled on this acreage to approximately 125.”
Based on a third party engineer's estimate of our 34 producing operated wells, our average operated Marcellus 5,000-foot horizontal lateral well EUR has been confirmed and increased modestly from 6.4 Bcfe to 6.5 Bcfe, of which 34% is liquids, while current estimated gross drilling and completion costs have decreased from $7.3 million to $7.0 million. Utilizing the third party reservoir engineering curve, current NYMEX futures curve and estimated gross drilling and completion costs, results in an internal rate of return of 40% and finding and development costs of $1.30 per Mcfe.
Mid-Continent Oil Play
Gastar's first non-operated well in the Mid-Continent began flow-back operations on October 5, 2012. Based on a recent 30 day average, the well is producing at a stabilized daily gross rate of approximately 84 barrels of oil, 428 barrels of completion fluids and 94 Mcf of 1,496 Btu natural gas, yielding approximately 105 barrels of oil equivalent per day after processing. To date, approximately 19% of the completion fluids from the 13-stage fracture stimulation have been recovered. Drilling and completion costs on the well to date are approximately $4.8 gross ($3.0 net) million.
The drilling of the second of the three planned wells has commenced. This well has reached its vertical depth of approximately 7,900 feet, and intermediate casing has been set. Drilling of the approximately 4,400 foot horizontal lateral is in progress, and the well is anticipated to be on production by late January 2013. Drilling and completion costs of this well are estimated to be $4.3 gross ($2.7 net) million. The third Mid-Continent well is scheduled to commence drilling early January 2013.
Gastar and its 50% partner own 36,700 net leasehold acres (18,350 net acres to Gastar) in three adjoining areas of interest in our Mid-Continent oil-focused venture. We are continuing to acquire leases in the play.
“Although this first well has yielded lower-than-expected initial oil production rates while it continues to produce back the completion fluid, we believe this new Mid-Continent oil play looks very prospective,” Porter said. “The initial well encountered higher matrix porosity than previously seen in other recent wells, so recovery of completion fluids has taken longer than we originally planned. We are working with the operator to adjust the completion methods to improve potential IP rates as we drill the next wells in our planned program,” Porter said.
Oil and Gas Reserve Additions
Gastar expects to report a 50% to 60% year-over-year increase in total proved reserve volumes for 2012 based on third-party evaluations of reserves in Appalachia, East Texas and the Mid-Continent. Gastar expects to report its complete reserve volume and valuation results for the year-end 2012 in mid-February 2013.

•	Approximately 28% of the 2012 year-end total is expected to be attributable to NGLs, oil and condensate, and 72% to natural gas.

•	Gastar expects its reserve replacement ratio for fiscal year 2012 to be approximately 500% of 2012 production.
“This rapid growth, which comes primarily from our successful development activities in the Marcellus Shale play in Marshall County, West Virginia, further demonstrates the quality of this asset,” Porter said.
“We are realizing improving internal rates of return in our Marcellus program from increased yields of high-value liquids the further west that we develop the play, combined with lower drilling and completion costs and shorter drilling times. We are also seeing increasing reserves per well and declining total well costs,” Porter said.
Gastar is increasing its guidance of estimated average daily total net production in the fourth quarter of 2012 from the previous guidance of 38 to 40 MMcfe per day to 42 to 43 MMcfe per day as a result of placing wells on production earlier, shallower decline on existing wells coupled with less third-party pipeline and processing facility downtime.

About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar's website at www.gastar.com.
Safe Harbor Statement and Disclaimer
This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.
Actual well costs, EURs and internal rates of return on future drilled Marcellus wells may vary from the hypothetical Marcellus well results and returns set forth in this news release based on current well costs, average well EUR and type curve and NYMEX forward pricing.

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